UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2013

MICROSEMI CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-8866	95-2110371
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Enterprise, Aliso Viejo, California	92656
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code
(949) 380-6100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01 Entry into a Material Definitive Agreement.
On October 21, 2013, Microsemi Corporation, a Delaware corporation (“Microsemi”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Microsemi, PETT Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Microsemi (“Purchaser”), and Symmetricom, Inc., a Delaware corporation (“Symmetricom”), pursuant to which Microsemi will acquire Symmetricom, a leading source of highly precise timekeeping technologies, instruments and solutions. Symmetricom provides timekeeping in GPS satellites, national time references and national power grids as well as in critical military and civilian networks, including those that enable next generation data, voice, mobile and video networks and services. The net transaction value will be approximately $230 million, net of Symmetricom’s projected cash balance at closing.
Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, Purchaser will commence a cash tender offer (the “Offer”) to purchase all of the outstanding shares of common stock, par value $0.0001 per share, of Symmetricom (the “Shares”) at a purchase price of $7.18 per Share, net to the tendering stockholder in cash, without interest and less any required withholding taxes (the “Per Share Amount”). Upon successful completion of the Offer, and subject to the terms and conditions of the Merger Agreement, Purchaser will be merged with and into Symmetricom (the “Merger”), and Symmetricom will survive the Merger as a wholly owned subsidiary of Microsemi. At the effective time of the Merger (the “Effective Time”), each outstanding Share, other than Shares owned by Symmetricom, Microsemi or their respective subsidiaries immediately prior to the Effective Time, will automatically be converted into the right to receive the Per Share Amount on the terms and subject to the conditions set forth in the Merger Agreement.
Purchaser has agreed to commence the Offer as promptly as reasonably practicable but no later than October 30, 2013, and the Offer will remain open for at least 20 business days. The Offer and the Merger are subject to the satisfaction of customary closing conditions, including, among others, that (i) there is validly tendered (and not withdrawn) at least a majority of the sum of (x) Symmetricom’s then outstanding Shares plus (y) a number equal to the number of shares issuable upon the conversion of any convertible securities or upon the exercise of any options, warrants or other rights to acquire shares at an exercise or conversion price below the Per Share Amount, (ii) certain regulatory clearances have been obtained by the parties, if applicable, and (iii) the other conditions set forth in Annex A to the Merger Agreement have been satisfied or waived.
The Merger Agreement contemplates that the Merger will be effected pursuant to Section 251(h) of the Delaware General Corporation Law, which permits completion of the Merger upon the collective ownership by Microsemi, Purchaser and any other subsidiary of Microsemi of one share more than 50% of the number of Shares that are then issued and outstanding, and if the Merger is so effected pursuant to Section 251(h) of the Delaware General Corporation Law, no Symmetricom stockholder vote will be required to consummate the Merger.
In the event that Purchaser purchases Shares in the Offer but a determination is made that it is ineligible to use Section 251(h) of the Delaware General Corporation Law, Symmetricom has granted to Purchaser an irrevocable option (the “Top-Up Option”) to purchase from Symmetricom, following completion of the Offer and at the Per Share Amount, a number of Shares that, when added to the number of Shares owned by Microsemi or Purchaser at the time of exercise of the Top-Up Option, constitutes one Share more than 90% of the sum of (i) Symmetricom’s then outstanding Shares plus (ii) a number equal to the number of shares issuable upon the conversion of any convertible securities or upon the exercise of any options, warrants or rights exercisable as of a certain date. If Microsemi, Purchaser and any other subsidiary of Microsemi collectively acquire at least one share more than 90% of the issued and outstanding Shares that are then issued and outstanding, whether as a result of the Top-Up Option or otherwise, the parties have agreed to take all necessary and appropriate actions to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of the stockholders of Symmetricom, through the “short form” procedures available under Section 253 of the Delaware General Corporation Law.
In the event that Purchaser purchases Shares in the Offer but is ineligible to use any of the short form merger procedures under Delaware law following the consummation of the Offer (and the “subsequent offering period” provided by Purchaser, if any), Microsemi and Symmetricom must obtain the approval of Symmetricom’s stockholders holding a majority of the outstanding Shares to adopt the Merger Agreement prior to consummating the Merger. In this event, Symmetricom will call and convene a special stockholder meeting to obtain this approval, and Purchaser will vote all Shares it acquires pursuant to the Offer in favor of the adoption of the Merger Agreement, thereby assuring approval.
Microsemi, Purchaser and Symmetricom have made customary representations and warranties in the Merger Agreement and agreed to certain customary covenants, including covenants regarding the operation of the business of Symmetricom prior to the closing.

The Merger Agreement provides for a “go-shop” period for Symmetricom through November 8, 2013, during which period Symmetricom will be permitted to solicit, and provide information and enter into discussions concerning, proposals relating to alternative business combination transactions. Following such date Symmetricom will be generally prohibited from engaging in such activities, subject to certain exceptions set forth in the Merger Agreement.
The Merger Agreement contains certain termination rights for each of Microsemi, Purchaser and Symmetricom and further provides that upon termination of the Merger Agreement under specified circumstances Symmetricom may be required to pay Microsemi a termination fee of $10,400,000 or in certain specified circumstances, a lower termination fee of $5,050,000.
The foregoing summary of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, which will be filed shortly. The Merger Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about Microsemi, Purchaser or Symmetricom. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in confidential disclosure schedules provided by the parties thereto in connection with the signing of the Merger Agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between Microsemi, Purchaser, and Symmetricom, rather than establishing matters of fact. Accordingly, the representations and warranties in the Merger Agreement may not constitute the actual state of facts about Microsemi, Purchaser and Symmetricom.
Additional Information and Where to Find It
The tender offer described in this Current Report on Form 8-K and the exhibits attached hereto has not yet commenced. No statement in this document is an offer to purchase or a solicitation of an offer to sell securities. At the time the tender offer is commenced, Microsemi and Purchaser will file a tender offer statement on Schedule TO with the Securities and Exchange Commission, and Symmetricom also intends to file a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. Any offers to purchase or solicitations of offers to sell will be made only pursuant to such tender offer statement. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the related solicitation/recommendation statement will contain important information, including the various terms of, and conditions to, the tender offer, that should be read carefully by Symmetricom’s stockholders before they make any decision with respect to the tender offer. Such materials, when prepared and ready for release, will be made available to Symmetricom’s stockholders at no expense to them. In addition, at such time such materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC’s website at www.sec.gov.
Item 8.01 Other Events.
On October 21, 2013, Microsemi issued a press release announcing the execution of the Merger Agreement, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit No.	Description
99.1	Press release issued by Microsemi Corporation on October 21, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROSEMI CORPORATION (Registrant)

Date: October 21, 2013	By:	/s/ John W. Hohener
John W. Hohener Executive Vice President, Chief Financial Officer, Treasurer and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release issued by Microsemi Corporation on October 21, 2013.